EXHIBIT 99.1




                                    Contact:          Craig Reynolds
                                                      Chief Financial Officer
                                                      (281) 334-9702


                   AMERICAN HOMESTAR ANNOUNCES CHANGES IN ITS
                                BOARD OF DIRECTORS


HOUSTON, Texas (January 24, 2003) - American Homestar Corporation today announced that Deborah Midanek has resigned from its Board of Directors and that Ellis McKinley, Jr., has been elected to its Board.

Ms. Midanek served as a financial advisor to the Company's unsecured creditors committee during the Company's reorganization and has served on the Board since August 2001 and following its emergence from bankruptcy in October 2001. Ms. Midanek, who lives and works out of the New York City area, advised the Company that the demands of her business practice, as well as her personal demands, resulted in her decision to step down, now that the Company is well beyond its bankruptcy emergence.

While the Company will miss the counsel of Ms. Midanek, the Company is very pleased to announce that Ellis McKinley, 51, who currently serves as Chief Financial Officer and Secretary of Transplace, Inc., a provider of logistics and transportation management services based in Plano, Texas, has been elected to the Board. Mr. McKinley, a CPA, has extensive public accounting and financial management experience, including valuable experience as the Chief Financial Officer of a major supplier to the manufactured housing industry. The Company believes that these important qualifications will be of significant benefit to the Company and its Audit Committee, to which Mr. McKinley was appointed. Mr. McKinley will also chair the Compensation Committee. Concurrently with these Board changes, Richard Grasso, currently a director of the Company, was elected to succeed Ms. Midanek as Chairman of the Board and will also continue to chair the Audit Committee.

Commenting on the change, Finis Teeter, the Company's President and CEO, said "Ms. Midanek has worked closely with the Company both during and after its reorganization. I and the other members of the Board thank her and certainly wish her well in her future endeavors. With Mr. McKinley's financial experience and qualifications, he is a welcomed, and very timely, addition to our Board."

American Homestar is a Texas-based, regional, vertically integrated manufactured housing company that produces, finances, insures and transports manufactured homes for its customers.

           FOR MORE INFORMATION ABOUT THE COMPANY, VISIT ITS WEBSITE AT
                            WWW.AMERICANHOMESTAR.COM
  2450 South Shore Boulevard Suite 300 League City, Texas 77573 (281)334-9700